Exhibit 99.2

December 16, 2008

Dear Customers and Shareholders:

Union Bankshares Corporation has received notification of preliminary approval from the United States Treasury that it intends to make a preferred stock investment in Union Bankshares through the U.S. Treasury’s Capital Purchase Program for healthy banks. Under the plan, the U.S. Treasury would invest $59 million in Union Bankshares preferred stock on which it would receive a dividend of 5% annually. The plan would also provide the U.S. Treasury with warrants to purchase approximately $9.0 million in common stock. It is our intention to participate in the Capital Purchase Program and we expect to close this transaction prior to year end 2008.

We would like be to clear about two very important points. First, for banking organizations the size of Union Bankshares this is not a “bailout” – a term you may have heard used by the media and many others. The U.S. Treasury has stated that the Capital Purchase Program is only for healthy banks. The program is intended to provide capital to qualified banks to expand the flow of credit to consumers and businesses to promote the sustained growth and vitality of the economy. Secondly, we view this capital investment by the U.S. Treasury to be a temporary bridge until the capital markets become healthy and stable, which will permit Union Bankshares to make a follow-on or secondary public offering of its common stock.

We want you to know that for more than a year, as part of its normal capital management process, Union Bankshares has been exploring various avenues to raise additional common equity through the capital markets to support opportunities that we anticipate could bring both organic and acquisition growth. The volatility of the capital markets, when combined with the deep discounts to current market prices required by investors, would have resulted in a dilution of our current shareholders’ interests and a decrease in earnings per share. Management concluded such results would be unacceptable, especially since we believe the pricing shown by the capital markets for follow-on offerings over the last year has been more reflective of the problem banks, which have needed capital, not a healthy banking organization such as Union Bankshares.

The capital investment from the U.S. Treasury will allow Union Bankshares to take advantage of opportunities to grow organically through loans to well-qualified individuals and businesses in our marketplace, consistent with the intent of the U.S. Treasury.

Union Bankshares fully expects to complete a follow-on offering of common stock to repurchase the U.S. Treasury investment as soon as the capital markets return to a more healthy state.

Union Bankshares and its subsidiaries are healthy, well-capitalized and have been committed to supporting the prosperity of our markets for over 100 years. We look forward to continuing to serve your financial needs now and in the future.

Sincerely,

G. William Beale
President and CEO
Union Bankshares Corporation

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